PRESS RELEASE                            LIFE SCIENCES RESEARCH, INC.
                                         (OTCBB: LSRI)
                                         PO Box 2360
                                         Mettlers Road
                                         East Millstone, NJ 08875-2360

                                         For Further Information:
                                         Richard Michaelson
                                         Phone:   US: (732) 649-9961
                                         e-mail: LifeSciencesResearch@LSRinc.net


November 3, 2003

                       LSR ANNOUNCES THIRD QUARTER RESULTS

East Millstone, New Jersey, November 3, 2003 - Life Sciences Research, Inc. (OTCBB:LSRI) announced today that revenues for the quarter ended September 30, 2003 were $32.7 million, 9.3% above the revenues for the same period in the prior year of $30.0 million. The Company reported net income for the quarter ended September 30, 2003 of $0.4 million, compared with $1.5 million for the quarter ended September 30, 2002. Net income per common share for the quarter ended September 30, 2003 was $0.03 compared with $0.13 in the quarter ended September 30, 2002. Net income included non-cash foreign exchange transaction gains on the conversion of the Company's dollar denominated bonds into UK pound sterling of $0.3 million compared to $1.6 million in the same period last year. Excluding the non-cash foreign exchange transaction gains, Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $3.9 million for the third quarter, or 11.9% of revenues, compared with $3.7 million, or 12.3% of revenues, for the same period in the prior year.

Revenues for the nine months ended September 30, 2003 were $97.3 million, which were 14.9% above the revenues for the same period in the prior year of $84.7 million. The Company reported net income for the nine months ended September 30, 2003 of $1.9 million compared with net income of $1.1 million in the nine months ended September 30, 2002. Net income per common share for the nine months ended September 30, 2003 was $0.16 compared with $0.11 in the nine months ended September 30, 2002. Net income included non-cash foreign exchange transactions gains on the conversion of the Company's dollar denominated bonds into UK pound sterling of $1.4 million compared to a $3.9 million foreign exchange transaction gain in the same period last year. Excluding the non-cash foreign exchange transaction gain/loss, EBITDA was $12.1 million for the first nine months of the year, or 12.4% of revenues, compared with $7.3 million, or 8.6% of revenues, for the same period in the prior year.

Brian Cass, LSR's President and Managing Director said "LSR again delivered consistent results in this quarter, representing the seventh consecutive quarter of revenue growth. Operating profits were maintained and as we look forward we shall continue to focus on cost management to push through more of the revenue growth to the bottom line. Cash management is still a priority, but the progress we have made has also allowed us to invest more in new capital projects this year as we update our systems and infrastructure, reflecting our positive view of the future."

Mr. Cass added "Order levels were softer this quarter but new business enquiries were encouraging and we have been particularly pleased with the strength of our Japanese market."

Life Sciences Research, Inc. is a global Contract Research Organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the USA's Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in LSR's Registration Statement on Form S-1, dated July 25, 2002, and the Company's Form 10-K for the fiscal year ended December 31, 2002, each as filed with the US Securities and Exchange Commission.


                              - tables to follow -



                           Life Sciences Research Inc.
                             Statement of Operations

                                    Unaudited

                                              Three months ended          Nine months ended
                                                 September 30               September 30
(Dollars in thousands,                           2003        2002         2003       2002
except per share data)
Net revenues ...............................   $ 32,723    $ 29,951    $ 97,287    $ 84,676
Cost of revenue ............................    (26,164)    (24,023)    (76,979)    (68,689)
                                                --------    --------    --------    --------
Gross profit ...............................      6,559       5,928      20,308      15,987
Selling, general and administrative expenses      5,189      (4,637)    (15,505)    (13,363)
Other operating income .....................        387        --           255        --
                                                --------    --------    --------    --------
Operating income ...........................      1,757       1,291       5,058       2,624
Interest income ............................         10          20          49          53
Interest expense ...........................     (1,464)     (1,522)     (4,616)     (4,672)
Other (expense)/income .....................        308       1,747       2,037       2,364
                                                --------    --------    --------    --------
Income before income taxes .................        611       1,536       2,528         369
Income tax (expense)/ benefit ..............       (215)        (34)       (630)        734
                                                --------    --------    --------    --------

Net income .................................   $    396    $  1,502    $  1,898    $  1,103
                                                --------    --------    --------    --------
                                                --------    --------    --------    --------
Income per common share
- Basic ....................................      0.03        0.13        0.16        0.11
- Diluted ..................................      0.03        0.12        0.15        0.10

Weighted average common shares outstanding
- Basic  (000').............................     11,932      11,932      11,932      10,256
- Diluted  (000's) .........................     12,271      12,224      12,920      10,642




                           Life Sciences Research Inc.
                                  Balance Sheet


(Dollars in thousands)                                         September 30,   December 31,
                                                                     2003         2002
                                                                  Unaudited     Unaudited
ASSETS
Current assets:
Cash and cash equivalents .....................................   $  10,549    $  14,644
Accounts receivable, net of allowance of $546 and $287 in
    2003 and 2002 respectively ................................      20,080       20,176
Unbilled receivables ..........................................      11,238        9,108
Inventories ...................................................       1,590        1,556
Prepaid expenses and other current assets .....................       3,801        3,075
                                                                  ---------    ---------
Total current assets ..........................................   $  47,258    $  48,559
                                                                  ---------    ---------

Property and equipment, net ...................................      96,948       94,574
Investments ...................................................        --            248
Goodwill ......................................................         693         --
Unamortized capital bonds issue costs .........................         440          563
Deferred income taxes .........................................       4,520        4,466
                                                                  ---------    ---------

Total assets ..................................................   $ 149,859    $ 148,410
                                                                  ---------    ---------
                                                                  ---------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable ..............................................   $  11,289    $   8,574
Accrued payroll and other benefits ............................       1,962        1,773
Accrued expenses and other liabilities ........................      11,389       12,990
Fees invoiced in advance ......................................      24,475       26,066
                                                                  ---------    ---------
Total current liabilities .....................................   $  49,115    $  49,403
                                                                  ---------    ---------
Long-term debt ................................................      84,347       83,717
Related party loans ...........................................        --            358
Pension liabilities ...........................................      17,291       17,712
Deferred income taxes .........................................       5,722        5,024
                                                                  ---------    ---------
Total liabilities .............................................   $ 156,475    $ 156,214
                                                                  ---------    ---------
Commitments and contingencies
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value.  Authorized 50,000,000
Issued and outstanding at September 30, 2003: 11,932,338
(December 31, 2002: 11,932,338) ...............................         119          119
Non-Voting Common Stock, $0.01 par value.  Authorized 5,000,000        --           --
Issued and outstanding: None
Preferred Stock, $0.01 par value.  Authorized 5,000,000 .......        --           --
Issued and outstanding: None
Paid in capital ...............................................      75,098       75,098
Less Promissory notes for the issuance of common stock ........        (628)        (684)
Accumulated comprehensive loss ................................     (19,342)     (18,576)
Accumulated deficit ...........................................     (61,863)     (63,761)
                                                                  ---------    ---------
Total shareholders' equity /(deficit) .........................   $  (6,616)   $  (7,804)
                                                                  ---------    ---------
Total liabilities and shareholders' equity /(deficit) .........   $ 149,859    $ 148,410
                                                                  ---------    ---------
